UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2018

Kraton Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-34581	20-0411521
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15710 John F. Kennedy Blvd., Suite 300
Houston, TX 77032
(Address of principal executive offices, including zip code)
281-504-4700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
The information set forth below under Item 8.01 of this Current Report on Form 8-K with respect to the Purchase Agreement (as defined below) is incorporated by reference into this Item 1.01.

Item 8.01	Other Events.
On May 17, 2018, Kraton Corporation (the “Company”) issued a press release announcing the pricing of €290.0 million aggregate principal amount of 5.25% Senior Notes due 2026 (the “Notes”), which will be issued by Kraton Polymers LLC and Kraton Polymers Capital Corporation, its wholly-owed subsidiaries (collectively, the “Issuers”), pursuant to their previously announced private offering of the Notes (the “Offering”). The Offering is expected to close on May 24, 2018, subject to customary closing conditions.
In connection with the pricing of the Offering on May 17, 2018, the Issuers, together with the Company and certain of its other wholly-owned domestic subsidiaries, as guarantors (the “Guarantors”), entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities plc, Credit Suisse Securities (Europe) Limited and Deutsche Bank Securities Inc. (collectively, the “Initial Purchasers”), to issue and sell the Notes to the Initial Purchasers for resale in the United States to persons reasonably believed to be qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.
The Purchase Agreement contains representations, warranties and covenants by the Issuers and the Guarantors and closing conditions, which the Company believes are customary for transactions of this type and amount. Under the terms of the Purchase Agreement, the Issuers and the Guarantors have agreed to indemnify the Initial Purchasers against certain liabilities.
The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified by reference to the complete terms of such Purchase Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 1.1 and incorporated by reference herein. There are representations and warranties contained in the Purchase Agreement that were made by the parties to each other as of specific dates. The assertions embodied in the representations and warranties were made solely for purposes of the Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Purchase Agreement’s terms. Moreover, certain of these representations and warranties may not be accurate and complete as of any specified date because (i) they may be subject to contractual standards of materiality that differ from standards generally applicable to investors or (ii) they may have been used to allocate risk among the parties rather than to establish matters as facts. Based on the foregoing you should not rely on the representations and warranties included in the Purchase Agreement as statements of factual information, whether about the Company or any of its subsidiaries, any other persons, any state of affairs or otherwise.
A copy of the press release announcing the pricing of the Offering is filed with this Current Report on Form 8-K as Exhibit 99.1 and incorporated by reference herein.
In addition, on May 21, 2018, the Company issued a press release announcing the results of the previously announced tender offer (the “Tender Offer”) by the Issuers to purchase any and all of the Issuers’ outstanding 10.500% Senior Notes due 2023 (the “10.5% Notes”), which commenced on May 14, 2018 and expired at 5:00 p.m., New York City time, on May 18, 2018. A copy of the press release announcing the results of the Tender Offer is filed with this Current Report on Form 8-K as Exhibit 99.2 and incorporated by reference herein.
This report does not constitute an offer to sell or the solicitation of an offer to purchase any of the foregoing securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation, sale or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. This report also does not constitute an offer to purchase any 10.5% Notes or notice of redemption under the optional redemption provisions of the indenture governing any series of notes.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
1.1
Purchase Agreement, dated May 17, 2018, by and among the Issuers, the Guarantors named therein and J.P. Morgan Securities plc, Credit Suisse Securities (Europe) Limited and Deutsche Bank Securities Inc., as Initial Purchasers.

99.1	Press Release, dated May 17, 2018, announcing the pricing of the Offering.
99.2	Press Release, dated May 21, 2018, announcing the results of the Tender Offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRATON CORPORATION

Date:	May 21, 2018	/s/ Stephen E. Tremblay
Stephen E. Tremblay
Executive Vice President and Chief Financial Officer